Tarsus Reports First Quarter 2026 Financial Results and Recent Business Achievements

Generated first quarter XDEMVY® net product sales of more than $145 million, an increase of more than 85% year-over-year

Reaffirmed full-year 2026 guidance of $670-700 million of XDEMVY net product sales and peak sales potential exceeding $2 billion

Nearly half of core eye care professionals are prescribing XDEMVY weekly, driven by deeper utilization, increased patient demand through Direct-to-Consumer campaign, and ongoing evidence generation

Initiated Calliope, a Phase 2 trial of TP-05, a novel investigational oral tablet for the potential prevention of Lyme disease, with topline data expected in the first half of 2027

Management to host conference call today, May 6, 2026, at 1:30 p.m. PT / 4:30 p.m. ET

IRVINE, Calif., May 6, 2026 (GLOBE NEWSWIRE) -- Tarsus Pharmaceuticals, Inc. (NASDAQ: TARS), today announced financial results for the first quarter ended March 31, 2026.
“XDEMVY is driving a fundamental shift in how Demodex blepharitis is diagnosed and treated,” said Bobak Azamian, M.D., Ph.D., Chief Executive Officer and Chairman of Tarsus. “As we look across the business, every key signal is gaining momentum, and we are seeing the market expand as a result – reinforcing XDEMVY’s expected growth trajectory toward potential peak sales exceeding $2 billion. Equally as exciting, XDEMVY validates a repeatable playbook for category creation. We are now scaling that approach across our pipeline, with several catalysts ahead that we believe will drive the next phase of growth and establish new standards of care.”

Recent Business and Clinical Highlights
•XDEMVY continues to be one of the best-selling prescription eye drops.
◦Net product sales were $145.4 million for the first quarter, a year-over-year increase of more than 85%.
◦Continued depth of prescribing as eye care professionals (ECPs) broaden screening and treatment across a wider range of patients.

•Direct-to-Consumer (DTC) campaign drove tremendous engagement and generated an increasingly positive and growing return on investment.
◦Continued to drive millions of visitors to XDEMVY.com and increased high-value actions on the website by approximately 40% quarter-over-quarter reflecting strong patient activation and conversion.

•On track to activate approximately 20 new Key Account Leaders by Q3 2026 focusing on driving deeper utilization within high-opportunity eye care practices.

•Tarsus maintained strong engagement across key ophthalmology and optometry conferences in the first quarter, presenting numerous data sets that reinforce the clinical importance of diagnosing and treating Demodex blepharitis (DB) and expand how ECPs identify and treat DB.

•Tarsus continues to execute on its robust pipeline of category-creating potential therapeutics.
◦Initiated Calliope, a Phase 2 trial evaluating TP-05, a novel investigational lotilaner-based oral prophylactic designed to kill ticks before potential disease transmission. Topline data is expected in the first half of 2027, with the potential to support a Phase 3-ready package.
◦The Phase 2 trial evaluating TP-04, a lotilaner-based sterile ophthalmic gel formulation for the potential treatment of ocular rosacea, continues to progress, with topline data expected in the first half of 2027.

•TP-03 (XDEMVY) for the treatment of Demodex blepharitis expanded globally.
◦Our out-license partner in Greater China, Grand Pharmaceuticals Group Ltd., achieved regulatory approval in the People’s Republic of China, triggering a $15 million milestone payment to Tarsus.
◦In Europe, we remain on track to complete stability work of a preservative-free formulation in 2026 and continue to evaluate a potential path to approval.
◦Ongoing discussions continue with regulatory authorities in Japan on a potential path to approval.

First Quarter 2026 Financial Results
•    Product sales, net: were $145.4 million compared to $78.3 million for the same period in 2025, driven by higher volume and improvements in the gross-to-net discount.

•    License fees and collaboration revenue: were $16.7 million related to a $15.0 million regulatory milestone achieved under the China Out-License and $1.7 million of required China withholding tax associated with this milestone. The milestone payment was recorded on a gross basis, which increased license fees and collaboration revenue by $1.7 million, with an equal offsetting amount recorded as foreign tax expense within provision for income taxes. There were no license fees and collaboration revenue in the same period in 2025.

•    Cost of sales: were $9.4 million compared to $5.2 million for the same period in 2025, due to manufacturing costs related to XDEMVY, the royalty Tarsus pays on net product sales, and amortization expense for the milestone payments made to our licensor, which is being amortized over its remaining useful life. Gross margins remained consistent at 94% compared to 93% for the same period in 2025.

•    Research and development (R&D) expenses: were $22.4 million compared to $14.4 million for the same period in 2025. The increase was primarily due to $3.7 million of payroll and personnel-related costs, $2.0 million of expense related to an upfront payment upon execution of a new in-license agreement, and $1.4 million of TP-05 program expenses, partially offset by a decrease of $0.3 million in TP-04 program expenses. R&D non-cash stock-based compensation expense incurred was $3.0 million, compared with $1.5 million in the same period in 2025.

•    Selling, general and administrative (SG&A) expenses: were $136.4 million compared to $85.0 million for the same period in 2025. The increase was due primarily to $25.7 million of commercial and marketing costs, including DTC advertising costs as we continue to expand promotional efforts for XDEMVY’s commercial launch, $21.2 million of patient support functions, information technology, legal, and professional expenses, and $4.5 million of payroll and personnel-related costs. SG&A non-cash stock-based compensation expense was $8.8 million, compared with $5.3 million in the same period in 2025.

•    Net loss: was $7.0 million, compared to $25.1 million for the same period in 2025. Basic and diluted net loss per share was $(0.16), compared with $(0.64) for the same period in 2025.

•    Cash position: As of March 31, 2026, cash, cash equivalents and marketable securities were $388.7 million.

Conference Call and Webcast
Tarsus will host a conference call and webcast to discuss its first quarter 2026 financial results and business highlights today, May 6, 2026, at 1:30 p.m. PT / 4:30 p.m. ET. A live webcast will be available on the events section of the Tarsus website. A recorded version of the call will be available on the website shortly after the completion of the call and will be archived there for at least 90 days.

About XDEMVY®
XDEMVY (lotilaner ophthalmic solution) 0.25%, formerly known as TP-03, is a novel prescription eye drop designed to treat Demodex blepharitis by targeting and eradicating the root cause of the disease – Demodex mite infestation. XDEMVY was evaluated in two pivotal trials involving over 800 patients with twice-daily dosing for six weeks. Both trials met the primary endpoint and all secondary endpoints, with statistical significance and no serious treatment-related adverse events. Most patients found the XDEMVY eye drop to be neutral to very comfortable. The most common ocular adverse reactions observed in the studies were instillation site stinging and burning which was reported in 10% of patients. Other ocular adverse reactions reported by less than 2% of patients were chalazion/hordeolum (stye) and punctate keratitis.

XDEMVY Indication and Important Safety Information

INDICATIONS AND USAGE
XDEMVY is indicated for the treatment of Demodex blepharitis.

Most common side effects: The most common side effect in clinical trials was stinging and burning in 10% of patients. Other side effects in less than 2% of patients were chalazion/hordeolum and punctate keratitis.

For additional information, please see full prescribing information available at https://xdemvy.com/.

About TP-03
TP-03 (lotilaner ophthalmic solution) 0.25% is a novel therapeutic designed to treat Demodex blepharitis by targeting and eradicating the root cause of disease – Demodex mite infestation. It was approved by the FDA in 2023 under the brand name XDEMVY® for the treatment of Demodex blepharitis. Lotilaner is a well-characterized anti-parasitic agent that paralyzes and eradicates Demodex mites by selectively inhibiting parasite-specific gamma-aminobutyric acid-gated chloride (GABA-Cl) channels. It is a highly lipophilic molecule, which may promote its uptake in the oily sebum of the eye lash follicles where the mites reside.

About TP-04
TP-04 is an investigational sterile aqueous gel formulation of lotilaner. Tarsus is studying TP-04 for the potential treatment of ocular rosacea (OR).

About TP-05
TP-05 is an investigational oral systemic formulation of lotilaner. TP-05 is believed to be the only non-vaccine, drug-based, preventative therapeutic in development designed to kill ticks to potentially prevent Lyme disease transmission.

About Tarsus Pharmaceuticals, Inc.
Tarsus Pharmaceuticals, Inc. applies proven science and new technology to revolutionize treatment for patients, starting with eye care. Tarsus is advancing its pipeline to address several diseases with high unmet need across a range of therapeutic categories, including eye care and infectious disease prevention. XDEMVY® (lotilaner ophthalmic solution) 0.25% is FDA approved in the United States for the treatment of Demodex blepharitis.

Tarsus is also developing TP-04 as an ophthalmic gel for the potential treatment of ocular rosacea and TP-05 as an oral tablet for the potential prevention of Lyme disease, both of which are in Phase 2.

Forward-Looking Statements
Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements.” These statements include statements regarding the potential commercial success and growth of XDEMVY in Demodex blepharitis, including market size, acceptance, demand, 2026 annual net sales guidance, peak sales potential, and adoption rate for XDEMVY; our ability to successfully continue our new direct-to-consumer campaign; our ability to continue to educate the market about Demodex blepharitis; anticipated regulatory and development milestones including potential Europe and Japan regulatory pathways and approval for XDEMVY; the timing for topline data for, and results of our clinical studies including the Phase 2 KORE study for the potential treatment of ocular rosacea and the Phase 2 Calliope study for the potential prevention of Lyme disease including its potential to support a Phase 3-ready package; the test results of our pipeline formulations; our ability to continue investing in our business and actively evaluate external opportunities, and the quotations of Tarsus’ management. The words, without limitation, “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “on track,” or “would,” or the negative of these terms or other similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these or similar identifying words. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: Tarsus is heavily dependent on the continued successful commercialization of its lead product, XDEMVY for the treatment of Demodex blepharitis and the successful development, regulatory approval and commercialization of its current and future product candidates; Tarsus’ ability to obtain and maintain regulatory approval for and successfully commercialize its products, including XDEMVY for the treatment of Demodex blepharitis, and its product candidates to meet existing and future regulatory standards; Tarsus has incurred significant losses and negative cash flows from operations since inception and anticipates that it could continue to incur significant expenses and potential losses in the future; Tarsus’ capital requirements are difficult to predict and may change; Tarsus may need to obtain additional funding to achieve its goals and a failure to obtain this necessary capital when needed on acceptable terms, or at all, could force Tarsus to delay, reduce, or eliminate its product development programs, commercialization efforts or other operations; Tarsus may not ultimately be successful in educating healthcare professionals and the market about the need for treatments specifically for Demodex blepharitis and other diseases targeted by XDEMVY or our product candidates; the development and commercialization of Tarsus products and product candidates is dependent on intellectual property it licenses from Elanco Tiergesundheit AG; Tarsus expects to expand its development, regulatory, operational, distribution, sales, and marketing capabilities and Tarsus may encounter difficulties in managing its growth, which could disrupt its operations; the sizes of the market opportunity for XDEMVY and Tarsus’ product candidates, particularly TP-04 for the potential treatment of ocular rosacea, as well as TP-05 for the potential prevention of Lyme disease, have not been established with precision and may be smaller than estimated possibly materially; the results of Tarsus’ earlier studies and trials may not be predictive of future results; any termination or suspension of, or delays in the commencement or completion of, Tarsus’ planned clinical trials could result in increased costs, delay or limit its ability to generate revenue from net product sales and adversely affect its commercial prospects; if Tarsus is unable to obtain and maintain sufficient intellectual property protection for XDEMVY or its product candidates, or if the scope of the intellectual property protection is not sufficiently broad, Tarsus’ competitors could develop and commercialize products similar or identical to Tarsus’ products; unfavorable global and geopolitical economic conditions, including tariffs; and if Tarsus is unable to access capital (including but not limited to cash, cash equivalents, and credit facilities) and/or loses capital, as a result of potential failure of any financial institutions that Tarsus does business with directly or indirectly. Further, there are other risks and uncertainties that could cause actual results to differ from those set forth in the forward-looking statements and they are detailed from time to time in the reports Tarsus files with the Securities and Exchange Commission, including Tarsus’ Form 10-K for the year ended December 31, 2025 filed on February 23, 2026 and the most recent Form 10-Q quarterly filing filed with the SEC on March 6, 2026, copies of which are posted on its website and are available from Tarsus without charge. However, new risk factors and uncertainties may emerge from time to time, and it is not possible to predict all risk factors and uncertainties. Accordingly, readers are cautioned not to place undue reliance on these forward-looking statements. Any forward-looking statements contained in this earnings release are based on the current expectations of Tarsus’ management team and speak only as of the date hereof, and Tarsus specifically disclaims any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Media Contact:
Adrienne Kemp
Sr. Director, Corporate Communications
(949) 922-0801
akemp@tarsusrx.com

Investor Contact:
David Nakasone
Head of Investor Relations
(949) 620-3223
DNakasone@tarsusrx.com

TARSUS PHARMACEUTICALS, INC.
CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(In thousands, except share and per share amounts)
(unaudited)

	Three Months Ended March 31,
	2026	2025
Revenues:
Product sales, net	$145,387	$78,335
License fees and collaboration revenue	16,667	—
Total revenues	162,054	78,335

Operating expenses:
Cost of sales	9,396	5,211
Research and development	22,351	14,409
Selling, general and administrative	136,429	84,995
Total operating expenses	168,176	104,615
Loss from operations before other income (expense)	(6,122)	(26,280)
Other income (expense):
Interest income	3,722	3,454
Interest expense	(2,128)	(2,213)
Other income (expense), net	(87)	(81)
Total other income (expense), net	1,507	1,160
Provision for income taxes	(2,352)	—
Net loss	$(6,967)	$(25,120)

Unrealized gain (loss) on marketable securities and cash equivalents	(679)	(94)
Comprehensive loss	$(7,646)	$(25,214)

Net loss per share, basic and diluted	$(0.16)	$(0.64)
Weighted-average shares outstanding, basic and diluted	42,956,973	39,345,359

TARSUS PHARMACEUTICALS, INC.
CONDENSED BALANCE SHEETS
(In thousands, except share and par value amounts)

	March 31, 2026	December 31, 2025
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$102,192	$183,641
Restricted cash	—	560
Marketable securities	286,540	233,627
Accounts receivable, net	100,344	85,057
Inventory	4,572	4,372
Other receivables	16,863	2,052
Prepaid expenses	26,718	13,473
Total current assets	537,229	522,782
Restricted cash, non-current	2,001	2,002
Inventory, non-current	2,528	2,532
Property and equipment, net	17,672	11,665
Intangible assets, net	7,126	7,366
Operating lease right-of-use assets	9,994	10,080
Long-term investments	3,870	3,870
Other assets	715	1,861
Total assets	$581,135	$562,158
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$24,131	$16,387
Accrued payroll and benefits	8,529	17,779
Other accrued liabilities	110,848	101,529
Total current liabilities	143,508	135,695
Long-term debt, net	72,597	72,438
Other long-term liabilities	16,079	10,599
Total liabilities	232,184	218,732
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $0.0001 par value; 10,000,000 shares authorized; no shares issued and outstanding	—	—
Common stock, $0.0001 par value; 200,000,000 shares authorized; 43,021,312 shares issued and outstanding at March 31, 2026 (unaudited); 42,553,931 shares issued and outstanding at December 31, 2025	6	6
Additional paid-in capital	782,838	769,667
Accumulated other comprehensive income (loss)	(298)	381
Accumulated deficit	(433,595)	(426,628)
Total stockholders’ equity	348,951	343,426
Total liabilities and stockholders’ equity	$581,135	$562,158